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Exhibit 99.1

	For:	Duane Reade Inc.
	Approved By:	John Henry (212) 273-5746 SVP—Chief Financial Officer
	Contact:	Cara O'Brien Press: Stephanie Sampiere (212) 850-5600 Financial Dynamics
For Immediate Release

DUANE READE INC. PROVIDES UPDATED THIRD QUARTER AND FULL YEAR GUIDANCE

        New York, New York, October 6, 2003—Duane Reade Inc. (NYSE: DRD) today provided updated sales and earnings guidance for third quarter and full year 2003.

        Net sales for the third quarter ended September 30, 2003 were $338.6 million, approximately $11.4 million below the Company's expectations issued at the end of the second quarter. As previously indicated, the August 14 power outage in the Northeast caused a temporary business interruption and this accounted for approximately $3.3 million in lost sales. Additionally, continued economic weakness coupled with the slowing growth rate of the prescription sector further impacted the business and contributed to lower than anticipated sales. The reduced pharmacy growth was primarily related to the shift of Claritin and Prilosec from pharmacy to over-the-counter medications, an increased proportion of generic prescriptions filled, declines in hormone replacement prescriptions, and persistent unemployment which has increased the number of uninsured in the population.

        Same-store sales for the third quarter increased 3.0%, with pharmacy same-store sales increasing 8.6% and front-end same-store sales declining 1.1%. The August 14 power outage dampened the same-store sales increase by approximately 1.0%. The benefit to front-end same-store sales from the Claritin and Prilosec conversions amounted to 0.5%. The Company opened three new stores during the quarter and had 239 stores in operation at quarter end.

        Due to the softer than planned sales during the quarter and the related margin impact, the Company currently anticipates that third quarter net income will range between $0.08 and $0.09 per diluted share. This compares with previously issued expectations for net income between $0.15 and $0.20 per diluted share, as adjusted for the impact of the August power outage.

        In light of the third quarter performance and the continuing difficult economic environment, the Company has reduced its expectations for annual sales and earnings. Annual net sales are expected to range between $1.389 and $1.394 billion, with a same-store sales increase between 2.8% and 3.0%. Annual diluted earnings per share are currently expected to be between $0.55 and $0.61.

        Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, commented, "We continue to experience a sluggish economy and the related impact of persistent unemployment in the metro New York area. Additionally, similar to others in our industry, we are experiencing the impact of lower growth in our prescription sales resulting from pharmacy to over-the-counter conversions, reduced demand in certain categories such as hormone replacement therapy, as well as an increase in the number of uninsured. Though some of the issues that are impacting our performance are longer term industry concerns, we believe that a significant portion of our challenges are attributable to our region's weak economy and are hopeful that the market will experience improved economic indicators as we enter the new fiscal year. Most importantly, we remain confident in the value of Duane Reade's strong market position in metro New York and in our ability to lead in our marketplace."

        In a separate matter, the Company also announced that on Wednesday, October 1, 2003 it completed the previously announced stock option re-pricing, resulting in the issuance of 1,320,947 options with an exercise price of $16.55 per share. These options vest over three years and expire on October 1, 2013.

        The Company is scheduled to report full third quarter results on Thursday, October 23, 2003 and will hold a conference call the same day to discuss the financial results and the outlook for the balance of the year. A live web cast of the call will be accessible from the Investor Information section of the Duane Reade website.

        Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photo finishing. As of September 27, 2003, the Company operated 239 stores. Duane Reade maintains a web site at http://www.duanereade.com.

        Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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  Exhibit 99.1